UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 14, 2014

Corium International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36375	38-3230774
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

235 Constitution Drive, Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 298-8255
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On November 14, 2014, Corium International, Inc. (the “Company”) entered into that certain Amended and Restated Term Loan Agreement (the “Term Loan Agreement”) with certain entities affiliated with Capital Royalty Group (“CRG LP”), which amends and restates in its entirety the Company’s term loan agreement with CRG LP dated July 13, 2012 (the “Original Agreement”).  The Term Loan Agreement provides for an aggregate principal loan amount to the Company by CRG LP of $45.0 million (the “Loan Amount”), which represents an increase of $10.0 million over the $35.0 million of outstanding principal provided for under the Original Agreement.  In addition, the Term Loan Agreement extends the termination date under the Original Agreement from June 30, 2017 to June 30, 2019.

The Company intends to draw the additional $10.0 million of principal available pursuant to this Term Loan Agreement on or before December 15, 2014 (the “Draw”) and intends to use the Draw proceeds for working capital to support the advancement of its proprietary technologies and product development programs, as well as other general corporate purposes permitted under the Term Loan Agreement.  The Draw is subject to customary closing conditions.

Under the Term Loan Agreement, the Company must pay interest quarterly in arrears at a simple annual rate of 15%, and will pay all outstanding principal in four equal quarterly payments beginning on September 30, 2018.  In accordance with the Term Loan Agreement, the Company may, on a quarterly basis, defer cash payment of that portion of the interest otherwise due equal to 3.5% of the then-outstanding principal until September 30, 2018, and may convert that deferred portion of the interest otherwise due into additional payment-in-kind notes (“PIK Notes”), which become additional principal due under the terms of the Term Loan Agreement.

As of September 30, 2014, the principal amount outstanding under the Term Loan Agreement was $37.7 million, including all then-outstanding PIK Notes.  The amounts outstanding under the Term Loan Agreement are secured and collateralized by all of the Company’s assets, and the Term Loan Agreement provides for prepayment premiums if the Company chooses to repay principal during certain defined periods ending on or prior to December 31, 2018, or upon other specified events, including certain asset sales or a change of control (as defined in the Term Loan Agreement).  In addition, the Term Loan Agreement includes customary events of default, the occurrence of which could result in termination of CRG LP’s commitments and/or the acceleration of the Company’s payment obligations under the Term Loan Agreement.

No additional warrants, other forms of equity or royalties on future product sales are due to CRG LP in connection with the Term Loan Agreement.

The Term Loan Agreement includes customary affirmative and negative covenants, including financial covenants that require minimum annual revenues of $40.0 million for the twelve (12) month periods ending June 30, 2015 and 2016, $50.0 million for the twelve (12) month periods ending June 30, 2017 and 2018, and $60.0 million for the twelve (12) month period ending June 30, 2019, as well as a minimum liquidity requirement of $5.0 million.

The foregoing summary of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, which will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ended September 30, 2014.

Item 1.02.                                        Termination of a Material Definitive Agreement.

On November 14, 2014, the Company amended and restated the Original Agreement as described in Item 1.01 above, which information is hereby incorporated by reference into this Item 2.03.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIUM INTERNATIONAL, INC.

Date: November 20, 2014	By:	/s/ Robert Breuil
Robert Breuil
Chief Financial Officer

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